Exhibit 99.10

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

February 1, 2022

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by Pivotal Holdings Corp, a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (“Holdings”), relating to a proposed business combination with Queen’s Gambit Growth Capital, which will include audited financial statements of Swvl Inc., a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (“Swvl”), Holdings represents to the Securities and Exchange Commission that:

1.

Swvl is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months at the date of filing the Registration Statement.

2.

Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the Registration Statement is impracticable and involves undue hardship for each of Swvl and Holdings.

3.	At the time the Registration Statement is declared effective, Swvl will have audited financial statements not older than fifteen months.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

PIVOTAL HOLDINGS CORP,

by	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Chief Executive Officer